As filed with the United States Securities and Exchange Commission on August 29,  2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

McMoRan Exploration Co.

(Exact name of registrant as specified in its charter)

Delaware

1311

72-1424200

(State or other

(Primary Standard Industrial Code Number)

(I.R.S. Employer

jurisdiction of incorporation

Identification Number)

or organization)

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Kathleen L. Quirk

Senior Vice President and Treasurer

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Douglas N. Currault II, Esq.

Jones, Walker, Waechter,

Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue, 51st Floor

New Orleans, Louisiana 70170

Telephone:  (504) 582-8000

Facsimile:  (504) 582-8012

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered pursuant to dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
6% Convertible Senior Notes due 2008 Common Stock, par value $0.01 per share	130,000 9,122,807(3)	$1,000 (3)	$130,000,000(2) (3)	$10,517 (3)

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.

(2)

Represents the aggregate outstanding principal amount of 6% convertible senior notes due 2008.

(3)

Represents the number of shares of our common stock that are issuable upon conversion of the notes registered hereby at a conversion price of $14.25 per share.  Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall also include an indeterminate number of additional shares of common stock that may be issued as a result of a stock split, stock dividend, recapitalization or similar event.  No separate consideration will be received for the shares of our common stock issuable upon conversion of the notes and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

Subject to completion, dated September   , 2003

Prospectus

$130,000,000

[Logo]

McMoRan Exploration Co.

6% Convertible Senior Notes due 2008 and the

Common Stock Issuable Upon Conversion of the Notes

We issued the 6% convertible senior notes due 2008 in a private placement in July 2003.  This prospectus will be used by the selling securityholders to resell their notes and the common stock issuable upon the conversion of their notes.

The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock.  The notes are convertible at a conversion price of $14.25 per share, which is equal to a conversion rate of 70.1754 shares of common stock per $1,000 principal amount of notes, subject to adjustment.

We will pay interest on the notes on January 2 and July 2 of each year, beginning January 2, 2004, and at maturity. The notes will mature on July 2, 2008.

The notes are our unsecured (as except as described below) and unsubordinated obligations and will rank on a parity (except as described below) in right of payment with all our existing and future unsecured and unsubordinated indebtedness. In addition, the notes will effectively rank junior to any future secured indebtedness we may incur and junior to our subsidiaries’ liabilities.

We have pledged a portfolio of U.S. government securities as security for the first six scheduled interest payments on the notes.

Our common stock is listed on the New York Stock Exchange under the symbol “MMR.”  On September        , 2003, the closing price of our common stock as reported on the New York Stock Exchange was $               per share.

Investing in the notes or the common stock issuable upon their conversion involves significant risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September      , 2003.

TABLE OF CONTENTS

                                                                                                                                                           Page

Cautionary Notice Regarding Forward-Looking Statements	ii
Summary	1
The Offering	5
Risk Factors	7
Use of Proceeds	19
Ratio of Earnings to Fixed Charges	19
Description of the Notes	20
Description of Common Stock	31
Dividend Policy	36
Certain U.S. Federal Income Tax Consequences	36
Selling Securityholders	39
Plan of Distribution	40
Legal Matters	41
Independent Auditors	41
Reserves	42
Where You Can Find More Information	42

McMoRan Exploration Co. is a Delaware corporation.  Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112 and our telephone number at that address is (504) 582-4000.  Our website is located at www.mcmoran.com.  The information on our website is not part of this prospectus.

In this prospectus, “we,” “us,” “our,” “MMR,” “McMoRan” and “the company” refer to McMoRan Exploration Co. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus.  We and the selling securityholders have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We and the selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words.  Such forward-looking statements may be contained in the sections of this prospectus entitled “Summary” and “Risk Factors,” among other places.

All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements regarding our potential Main Pass Energy Hub™ project; our business plan; our need for, and the availability of, financing; our plans with regard to the exploration and development of our deep shelf and other exploration prospects; the economic potential of our deep shelf and other exploration prospects; the anticipated timing of, and potential arrangements with third parties regarding, the drilling and evaluation of our deep shelf and other exploration prospects and the estimated costs thereof; the oil and gas reserve potential of our Gulf of Mexico exploration acreage; anticipated flow rates of producing wells; anticipated initial flow rates of new wells; the timing of production from our oil and gas properties; production and reserve estimates; reserve depletion rates; cash flow estimates with respect to the production and sale of our estimated proved reserves; general economic and business conditions; risks and hazards inherent in the production of oil and natural gas; risks and hazards inherent in the receipt, processing, storage and distribution of liquefied natural gas (LNG) and compressed natural gas (CNG); the demand and potential demand for oil and gas; trends in oil and gas prices; the payment of dividends on our common stock and preferred stock; the amounts and timing of our reclamation obligations and our plans and arrangements for satisfying such obligations; and other environmental issues.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus.  All forward-looking statements contained or incorporated by reference in this prospectus are made as of the date of this prospectus.  Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the section of this prospectus entitled “Risk Factors.”  We urge you to review carefully this section for a more complete discussion of the risks of an investment in the notes.

SUMMARY

This summary highlights selected information we have included in or incorporated by reference into this prospectus. It does not contain all information that may be important to you. More detailed information about the notes, our business and our financial and operating data is contained elsewhere in this prospectus. We encourage you to read this prospectus, including the section entitled “Risk Factors,” and the financial statements and notes incorporated by reference in this prospectus, in their entirety before making an investment decision.

About the Company

We engage in the exploration, development and production of oil and gas offshore in the Gulf of Mexico and onshore in the Gulf Coast region, with a focus on the significant reserve potential we believe is represented by large deep structures lying below reservoirs where significant production has already occurred in the shallow waters of the Gulf of Mexico. We are also pursuing alternative uses for the significant existing infrastructure associated with our discontinued offshore sulphur mining facilities at Main Pass Block 299 (Main Pass), including transforming the facilities for potential use as a receipt, processing, storage and distribution facility for liquefied natural gas (LNG) and compressed natural gas (CNG).

We have recently experienced positive exploratory drilling results at South Marsh Island Block 223 (our JB Mountain prospect) and Louisiana State Lease 340 (our Mound Point prospect) through our May 2002 farm-out agreement with El Paso Production Company (El Paso). This success has reinforced our belief in the potential for significant hydrocarbon accumulation in large structures at underground depths greater than 15,000 feet in the shallow waters of the Gulf of Mexico and lying below reservoirs where significant production has already occurred. Under our farm-out program with El Paso, El Paso is funding all of the program’s costs attributable to the prospects and will retain the program’s interests until the aggregate production from the prospects totals billion cubic feet of natural gas equivalent (100 Bcfe) attributable to the net revenue interest, at which point 50 percent of the program’s interests, including working interests and the obligation to fund future capital requirements, would revert to us. The JB Mountain and Mound Point prospects are located in water depths between 10-20 feet in an area where we and our partners control an approximate 80,000-acre exploratory position, including portions of OCS Lease 310 and portions of the adjoining Louisiana State Lease 340.

As of June 1, 2003, we owned or had rights to 82 oil and gas leases in the Gulf of Mexico and onshore Louisiana and Texas covering approximately 350,000 gross acres (approximately 180,000 acres net to our interest). Our acreage position includes approximately 57,000 gross acres (approximately 13,000 net to our interest) in which we hold potential reversionary interests in prospects that we have farmed-out or sold but that may revert to us upon achievement of a specified production threshold or specified net production proceeds.

We acquired a significant portion of our acreage through agreements with two major oil companies. At the time of these transactions, we believed that these major oil companies considered the prospects on this portion of our acreage to be high quality, but did not meet their strategic objectives. We have identified 20 high-potential, high-risk prospects (several of which are, or may be at El Paso’s election, subject to our farm-out program with El Paso) in our current acreage position, most of which are deep gas prospects in the shallow waters of the Gulf of Mexico. Our immediate objective is to drill, develop and subsequently produce the potential gas reserves that may be associated with our current acreage position.

Ryder Scott Company, L.P. (Ryder Scott), an independent petroleum engineering firm, estimated our proved oil and gas reserves at December 31, 2002 to be approximately 17.5 Bcfe, consisting of 14.0 Bcf of natural gas and 0.6 MMBls of crude oil and condensate using the definitions required by the SEC. Our production during 2002 totaled approximately 5.9 Bcf of natural gas and 1.1 MMBbls of oil and condensate, or an aggregate of 12.6 Bcfe. Our production during 2002 included approximately 0.8 Bcf of natural gas and 1.0 MMBbls of oil and condensate, or an aggregate of 7.0 Bcfe, attributable to oil and gas properties sold during the year, including the oil operations at Main Pass sold in December 2002.

We and our predecessors have engaged in oil and gas exploration and production in the Gulf of Mexico and Gulf Coast region for over 30 years. We have focused on this region because:

•

we have developed significant expertise and have an extensive database of information about the geology and geophysics in this region;

•

we believe there are significant reserves in this region that have not yet been discovered; and

•

the necessary infrastructure for efficiently developing, producing and transporting oil and gas exists in this region, which allows an operator to reduce costs and the time that it takes to develop, produce and transport oil and gas.

Our primary focus in this region is on shallow-water “deep shelf” natural gas exploration and production opportunities. We consider the “deep shelf” to be geologic structures located in shallow waters of the Gulf of Mexico shelf at underground depths generally greater than 15,000 feet and lying below reservoirs known to have previously produced significant hydrocarbons. We believe that U.S. market conditions for natural gas have become increasingly attractive. We also believe that the deep shelf of the Gulf of Mexico provides attractive drilling opportunities because the shallow water depths and close proximity to existing oil and gas production infrastructure should allow discoveries to generate production and cash flows relatively quickly.

Prior to mid-2002, we had significant sulphur operations in addition to our oil and gas activities. In June 2002, we sold substantially all of the assets used in our sulphur transportation and terminaling business. In 2000, we ceased our sulphur mining operations and have recently completed substantial reclamation activities at our former offshore sulphur mining facilities. Since ceasing sulphur production from our offshore Main Pass mine in 2000, we have been pursuing potential alternative uses of these facilities. We believe that the surface platforms and related structures, together with the related two-mile diameter caprock and salt dome, have the potential for a variety of commercial activities, including an LNG and CNG receipt, processing, storage and distribution facility and a support hub for deepwater oil and gas operations. We refer to this potential project as the Main Pass Energy Hub™.

In October 2002, we announced the formation of an alliance with K1 USA Energy Production Corporation (K1 USA), a subsidiary of k1 Ventures Limited (K1), a Singapore investment firm publicly traded on the Singapore Stock Exchange. The new alliance, which we call K-Mc Energy Ventures, intends to pursue the acquisition of energy related businesses by combining the financial resources and expertise of K1 with our experience in the energy sector for the purpose of identifying high quality opportunities that we believe are now available at attractive values.

We and K1 USA commenced the K-Mc Venture I LLC (K-Mc I) in December 2002 when K-Mc I acquired our Main Pass oil production facilities. K-Mc I, which is owned 66.7 percent by K1 USA and 33.3 percent by us, also has the option until December 16, 2003, at K1 USA’s election, to acquire our remaining Main Pass facilities and use them for the potential Main Pass Energy Hub™. If K1 USA exercises this option, it would provide up to $10 million in additional financial assistance to cover Minerals Management Service (MMS) bonding requirements relating to the abandonment obligations for the facilities. In addition, K1 USA would also receive warrants to purchase 0.76 million shares of our common stock at $5.25 per share.  We are currently engaged in discussions with K1 USA regarding the future development of the potential Main Pass Energy Hub™, including the possibility of revising the K-Mc I option agreement.

Our Recent Discoveries and Drilling Prospects

The recent positive exploratory drilling results at the JB Mountain and Mound Point prospects have reinforced our belief in the potential for significant hydrocarbon accumulation in large structures at underground depths greater than 15,000 feet in the shallow waters of the Gulf of Mexico and lying below reservoirs where significant production has already occurred. The JB Mountain and Mound Point prospects are part of the farm-out agreement we entered into with El Paso in May 2002 with respect to four of our deep shelf gas prospects. Four initial exploratory wells in this program have been drilled and have yielded two discoveries. Exploratory wells drilled at the other two prospects were unsuccessful and were plugged and abandoned. Initial production from the JB Mountain exploratory well commenced in early June 2003, but sustained production rates have not been achieved as the operator is taking steps to address start-up issues associated with delivering gas to pipelines. Production rates will be limited until additional facilities are installed, which is expected to occur in the second half of 2003. The JB Mountain well has recently been tested at a gross rate approximating 40 million cubic feet of natural gas equivalent per day (MMcfe/d).  The operator’s engineering analysis indicates that the JB Mountain well has the potential of producing over 60 MMcf/d and 4,900 barrels of condensate per day, or approximately 90 MMcfe/d. In mid-June 2003, drilling of a second well commenced at the JB Mountain prospect. This development well has a total planned depth of 22,500 feet.

Plans for the Hurricane (JB Mountain Intermediate) exploratory well have been completed and drilling commenced in August 2003.  We have recently entered into an agreement with El Paso, whereby El Paso will fund all drilling costs of this exploratory well and we will have an election at casing point (the point when well drilling operations cease and the well owners must decide whether the well should be completed or plugged and abandoned) to participate for 50 percent of El Paso’s interest in the future activities of the well and the surrounding 9,500 acre area. If we elect to join at casing point, we would participate in any production from the well immediately. Whether or not we elect to join, any production from the well will be excluded from the 100 Bcfe sharing arrangement discussed below.

Drilling of the Louisiana State 340 (Mound Point Offset) well commenced in February 2003, and was drilled to a total depth of 19,000 feet. Logging analysis has indicated significant intervals of hydrocarbon pay.  The well is being completed and is expected to be in production in the third quarter of 2003.  The operator’s engineering analysis indicates that the well has the potential of producing approximately 50 MMcfe/d.

Under our farm-out program with El Paso, El Paso is funding all of the program’s costs attributable to the prospects and will retain the program’s interests until the aggregate production from the prospects totals 100 Bcfe attributable to the net revenue interest, at which point 50 percent of the program’s interests, including working interests and the obligation to fund future capital requirements, would revert to us. All exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by El Paso during the period prior to reversion.

As of June 1, 2003, we owned or had rights to 82 oil and gas leases covering approximately 350,000 gross acres and 180,000 net acres. Our acreage position includes approximately 57,000 gross acres (approximately 13,000 net to our interest) in which we hold potential reversionary interests in prospects that we farmed out to El Paso or sold effective January 1, 2002. We expect to extend our rights to earn leasehold interests on a portion of our acreage that otherwise would expire on January 1, 2004. See the section of this prospectus entitled “Risk Factors.”

In the near term, we plan to continue to pursue the drilling of our exploration prospects. Estimated exploratory drilling costs of our six near-term prospects outside the El Paso program (see the table below) total approximately $60 million, net to our interest. We may enter into additional farm-out or other exploration arrangements to fund a portion of these costs. If our exploratory drilling is successful, significant additional capital will be required for the development and completion of these prospects. In addition, we may have funding requirements under the El Paso program if and when interests in those prospects revert to us. While we have had some recent success in our deep shelf drilling program, there are substantial risks associated with oil and gas exploration. For additional information regarding those risks, see the section of this prospectus entitled “Risk Factors.”

The following table sets forth approximate information regarding our near-term exploration prospects:

Field, Lease or Well	Working Interest	Net Revenue Interest	Water Depth	Planned Total Well Depth
	(%)	(%)	(feet)	(feet)
Prospects Subject to El Paso Agreement(a) South Marsh Island 223 JB Mountain	55.0	38.8	10	22,000
La. State Lease 340 Mound Point — #2 Offset	30.4	21.6	6	18,700
Mound Point — Horst Block	30.4	22.0	10	20,000
Mound Point — West Fault Block	30.4	21.6	10	20,000
Other Near-Term Prospects South Marsh Island 217(b) Hurricane (JB Mountain Intermediate)	27.5(c)	19.4(c)	10	16,500
South Marsh Island 183 Blackhawk	100/70.0(d)	56.2	360	17,000
Eugene Island 211/212(e) Phoenix	33.3	23.4	100	22,000
Vermilion 208 Lombardi Deep	75.0	60.3	115	19,000
Eugene Island 193 Deep Tern Miocene	53.4	42.3	90	20,000
Garden Banks 537/580/625(e) Raven/Gunnison	100.0	76.4	2,300	18,500
Eugene Island 97/108 Thunderbolt Intermediate	40.0	28.8	32	18,500

__________

(a)

Under our farm-out program, El Paso currently holds all of the working and net revenue interests in these prospects reflected in the table. If El Paso’s share of aggregate production from these prospects exceeds 100 Bcfe, 50 percent of the working and net revenue interests reflected in the table would revert to us.

(b)	El Paso currently holds a 100 percent working interest in the well until casing point. We have an election to participate in the well at casing point.
(c)	Reflects proportionally reduced working interest assuming our election to participate in the well at casing point. Interests are subject to change upon participation elections by third parties.
(d)	Assumes a 100 percent working interest before casing point, which would reduce to 70.0 percent after casing point.
(e)	Unless we commence drilling activities, our rights in these prospects will expire on December 31, 2003.

Potential Main Pass Energy Hub™ Project

We have been pursuing alternative uses of our discontinued sulphur facilities at Main Pass in the Gulf of Mexico. We believe that an energy hub, consisting of a natural gas receipt, processing, storage and distribution facility and an offshore support hub for deepwater oil and gas operations, could potentially be developed at the facilities using existing structures and infrastructure previously constructed by us as part of our discontinued sulphur mining operations. We have completed conceptual engineering for the project and have begun preparing a license application to be filed with the U.S. Coast Guard to authorize us to receive, process, store and distribute LNG, CNG and natural gas at the facilities. Previously permits have been filed for use of the facilities as a disposal site for non-hazardous oilfield waste.

A terminal for natural gas at Main Pass could potentially be used to receive, process, store and distribute LNG and CNG offshore using Main Pass’ existing facilities and the significant storage capacity in its two-mile diameter caprock and salt dome. Other potential advantages of using the Main Pass facilities include their close proximity to shipping channels and pipelines that would facilitate the receipt and distribution of natural gas. Also, we believe that the use of these existing facilities would provide timing, construction and operating cost advantages over the development of terminals at undeveloped locations. In addition, the offshore location of the Main Pass terminal may mitigate the security, safety and environmental issues faced by onshore facilities. Finally, we believe that Main Pass may be used to handle the fleet of new LNG supertankers, which may have limited access to certain existing U.S. ports.

We are in the initial stages of determining the feasibility of developing an LNG and CNG terminal at the Main Pass facilities. Accordingly, we have not yet determined to develop the project. In addition to completing a detailed assessment of the terminal and economic feasibility of converting the Main Pass facilities to receive, process, store and distribute LNG and CNG, we will need regulatory approvals, which we are currently pursuing. The project will also require significant financing. Applying for regulatory permits and pursuing commercial arrangements would involve significant expenditures. We expect to spend $8-$10 million in the near term to advance the permitting process.  We are currently seeking commercial arrangements to form the basis for financing the project. While there is no assurance that regulatory approvals and financing may be obtained at an acceptable cost, or on a timely basis, or at all, our objective is to pursue both simultaneously in order to position this project to be one of the first U.S. offshore facilities to receive, process and distribute LNG.

On or prior to December 16, 2003, K-Mc I has the option, at K1 USA’s election, to acquire the discontinued sulphur facilities at Main Pass and participate in the future business activities discussed above. If the option is exercised, our interest in the project would be 33.3 percent. We are currently engaged in discussions with K1 USA regarding the future development of the potential Main Pass Energy Hub™, including the possibility of revising this option arrangement.   Financing arrangements for the project may also reduce our interest in the project. We are also engaged in negotiations with the contractor with respect to arrangements for reclamation work performed at Main Pass.  For additional information regarding the risks associated with the potential Main Pass Energy Hub™, see the section of this prospectus entitled “Risk Factors — Factors Relating to the Potential Main Pass Energy Hub™ Project.”

Working Capital and Other Liquidity Requirements

In July 2003, we received from the private placement of the 6% convertible senior notes due 2008 net proceeds of approximately $100 million (after expenses and after purchasing approximately $22.9 million of U.S. government securities held in escrow to pay the interest payments during the first three years).  These proceeds are expected to provide us financial resources to pursue our business plan in the near term; however, we expect we will require additional financing in the longer term. We will need additional cash to continue to pursue our business plan, which includes exploratory drilling on our oil and gas prospects and our efforts with respect to the potential Main Pass Energy Hub project. We may also need to fund additional exploration and development activities at JB Mountain and Mound Point, when and if interests in those prospects revert to us. Additional funding would also provide us the ability to consider possible opportunities to acquire interests in oil and gas properties or leases.

THE OFFERING

The following is a brief summary description of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus.

Issuer	McMoRan Exploration Co.
Notes offered	$130,000,000 principal amount of 6% convertible senior notes due 2008.
Maturity	July 2, 2008
Interest	6% per annum on the principal amount, payable semiannually on January 2 and July 2, beginning on January 2, 2004, and at maturity.
Conversion rights

The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our  common stock at a conversion price of $14.25 per share, which is equal to a conversion rate of 70.1754 shares of our  common stock per $1,000 principal amount of notes. The conversion rate is subject to adjustment. See “Description of the Notes — Conversion Rights.”

Security

We have purchased and pledged to the trustee under the indenture, as security for the exclusive benefit of the holders of the notes, approximately $22.9 million of U.S. government securities, which are sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the notes.  The notes are otherwise unsecured.  See “Description of the Notes — Security.”

Ranking	The notes are unsecured (except as described above under “Security”) and unsubordinated and:
• will rank on a parity (except as described above under “Security”) with all existing and future senior and unsecured debt;
• will rank senior to any future subordinated debt;
• will be effectively subordinated to any secured debt to the extent of the value of the assets securing such debt; and
• will be effectively subordinated to all liabilities and preferred stock of our subsidiaries.

See “Description of the Notes — Ranking.”  As of June 30, 2003, we had no secured or unsecured indebtedness other than the notes.  In addition, as of June 30, 2003, our subsidiaries had no indebtedness and no outstanding preferred stock.

Change of control

Upon a change of control event (as defined in the indenture governing the notes), each holder of the notes may require us to repurchase some or all of its notes at a repurchase price equal to 100 percent of the aggregate principal amount of the notes plus accrued and unpaid interest. The repurchase price is payable:

• in cash; or

•

at our option, subject to the satisfaction of certain conditions, in our  common stock. The number of shares of  common stock will equal the repurchase price divided by 95 percent of the average of the closing sale prices of the  common stock for the five consecutive trading days ending on and including the third day prior to the repurchase date.

See “Description of the Notes — Change of Control Permits Purchase of Notes at the Option of the Holder.”
Use of proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes.

DTC eligibility

The notes were issued in book-entry form and are represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes — Form, Denomination and Registration.”

Trading

The notes are currently eligible for trading on the PORTAL Market.   However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market.  Our common stock is traded on the New York Stock Exchange under the symbol “MMR.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before making an investment decision with respect to the notes.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus and the documents to which we refer you, including those incorporated by reference in this prospectus, before making an investment decision with respect to the notes.  Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flow and results of operations.

Factors Relating to Financial Matters

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to continue our operations.

Historically, we have funded our operations and capital expenditures through

•

our cash flow from operations;

•

entering into exploration arrangements with other parties;

•

selling oil and gas properties;

•

borrowing money from banks; and

•

selling preferred and common stock.

In the near term, we plan to continue to pursue the drilling of our exploration prospects. Estimated exploratory drilling costs of our six near-term prospects outside the El Paso program total $60 million, net to our interest. We may enter into additional farm-out or other exploration arrangements to fund a portion of these costs. In addition, we may have funding requirements under the El Paso program, if and when interests in those properties revert to us. We also have been evaluating alternative uses of our discontinued sulphur facilities at Main Pass. We intend to use the net proceeds from the private placement of the 6% convertible senior notes to fund certain of these expenditures. We currently anticipate that our available cash resources, combined with the net proceeds from the private placement, will be sufficient to meet our anticipated near-term working capital and capital expenditure requirements. However, our resources may prove to be insufficient for these working capital and capital expenditure requirements even if we are successful in the exploration of our prospects. In order to complete our business plan, we expect we will need to raise additional funds through public or private equity or debt financing. If we fail to obtain additional capital, we may not be able to continue our operations.

Our future revenues will be reduced as a result of certain agreements which we have entered into, and which we may enter into in the future, with third parties.

We have entered into agreements with third parties in order to fund the exploration and development of certain of our prospects. These agreements may reduce our future revenues. For example, we have entered into a farm-out agreement with El Paso to fund the exploration and development for four of our prospects, two of which resulted in discoveries requiring additional development drilling to delineate the reservoirs, and two of which were nonproductive. We may seek to enter into additional farm-out or other arrangements with other companies but cannot assure you that we will succeed in doing so. Farm-out or similar arrangements will reduce our share of any future revenues associated with our exploration prospects, and will defer the realization of the value of our interest in the prospects until specified production quantities have been achieved or specified net production proceeds have been received for the benefit of the other party. Consequently, even if exploration and development of the prospects is successful, we cannot assure you that such exploration and development will result in an increase in our proved oil and gas reserves or, if an increase does result, when that might occur.

In addition to farm-outs and similar arrangements, we may consider sales of interests in our properties, which in the case of producing properties would reduce future revenues, and in the case of exploration properties would reduce our prospects.

We have incurred losses from our operations in the past, and our failure to achieve profitability in the future could adversely affect the trading price of our common stock.

During 2002, our oil and gas operations achieved operating income of $17.9 million, which included $44.1 million of gains on the disposition of oil and gas property interests. However, our oil and gas operations incurred losses of $104.8 million in 2001, $34.9 million in 2000, $2.8 million in 1999 and $17.6 million in 1998. No assurances can be given that we will achieve profitability or positive cash flows from our operations in the future. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock and our ability to continue as a going concern.

We are responsible for reclamation obligations as well as other obligations relating to our former sulphur operations.

In December 1997, we assumed responsibility for potential liabilities, including environmental liabilities, associated with the prior conduct of the sulphur businesses contributed by Phosphate Resource Partners Limited Partnership to our predecessor company. Among these are potential liabilities arising from sulphur mines that were depleted and closed in the past in accordance with environmental laws in effect at the time, particularly in coastal or marshland areas that have experienced subsidence or erosion that has exposed previously buried pipelines and equipment. New laws or actions by governmental agencies calling for additional reclamation activities on those closed operations could result in significant additional reclamation costs for us. We could also be subject to potential liability for personal injury or property damage relating to wellheads and other materials at closed mines in coastal areas that have become exposed through coastal erosion. As of June 30, 2003, we had accrued $13.9 million relating to reclamation liabilities with respect to our discontinued sulphur operations. We cannot assure you that our current or future accruals for reclamation costs will be sufficient to fully cover these costs, that we will have the cash to fund these costs when incurred or that we will be able to satisfy the governmental bonding requirements.

We are subject to certain indemnification obligations with respect to the sulphur transportation and terminaling assets that we sold in June 2002, including certain environmental issues.

We are also subject to certain indemnification obligations with respect to the sulphur operations previously engaged in by us or our predecessor companies. In addition, we also assumed, and agreed to indemnify IMC Global Inc. from, certain potential obligations and liabilities, including environmental liabilities of IMC Global relating to historical oil and gas operations conducted by the Freeport-McMoRan companies prior to the merger of Freeport-McMoRan Inc. and IMC Global. Our liabilities with respect to these obligations could adversely affect our operations.

Our former auditor expressed substantial doubt as to our ability to operate as a going concern with respect to our financial statements for the year ended December 31, 2001.

In its audit report for our financial statements for the year ended December 31, 2001, our former auditors, Arthur Andersen LLP, noted that we had significant debt maturities and other obligations which were due in 2002 and for which we had to obtain additional capital to fund those obligations and our oil and gas exploration activities. Further, they stated that these obligations raised substantial doubt about our ability to continue as a going concern. We were able to address in 2002 the significant liquidity issues through the sale of certain assets, the issuance of our mandatorily redeemable convertible preferred stock, and the entering into of certain agreements and joint ventures. In addition, Ernst & Young LLP, our current auditors, have considered our present financial condition and issued their report on our 2002 consolidated financial statements.  Their report included no reference to any uncertainties regarding our ability to continue as a going concern. However, as discussed elsewhere in these risk factors, we will require a significant amount of additional capital in order to fund our future activities and to service any future indebtedness, including the notes. In particular, we face uncertainties relating to our ability to generate sufficient cash flows from operations to fund the level of capital expenditures required for our oil and gas exploration and production activities and our obligations under our various agreements with third parties relating to exploration and development of certain prospects. Our failure to develop financial resources in order to fund our activities and service our debt could adversely affect our ability to continue as a going concern.

Factors Relating to Our Operations

Our future performance depends on our ability to find, develop and produce oil and gas reserves.

Our future financial performance depends in large part on our ability to find, develop and produce oil and gas reserves. We cannot assure you that we will be able to find, develop or produce additional reserves on a profitable basis. Moreover, because an ownership interest in prospects subject to farm-out or other exploration arrangements will revert to us only upon the achievement of a specified quantity of oil and/or gas being produced or the receipt of specified net proceeds from such production, significant discoveries on these prospects will be needed to increase our proved oil and gas reserves. We cannot assure you that any of our exploration arrangements will result in an increase in our proved oil and gas reserves, or if they do result in an increase, when that might occur.

Our exploration and development activities may not be commercially successful.

Oil and gas exploration and development involve a high degree of risk that hydrocarbons will not be found, will not be found in commercial quantities, or will have a value less than drilling, completion and operating costs. The 3-D seismic data and other technologies that we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or economically producible. The cost of drilling, completing and operating a well is often uncertain, especially when drilling offshore, and cost factors can adversely affect the economics of a project. Our drilling operations may be changed, delayed or cancelled as a result of numerous factors, including:

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the market price of oil and gas;

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unexpected drilling conditions;

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unexpected pressure or irregularities in formations;

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equipment failures or accidents;

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title problems;

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hurricanes, which are common in the Gulf of Mexico during certain times of the year, and other adverse weather conditions;

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regulatory requirements; and

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unavailability or high cost of equipment or labor.

Further, completion of a well does not guarantee that it will be profitable or even that it will result in recovery of drilling, completion and operating costs.

In addition, we plan to conduct most of our near-term exploration, development and production operations on the deep shelf of the Gulf of Mexico, an area that has had limited historical drilling activity due, in part, to its geologic complexity. There are additional risks associated with deep shelf drilling (versus traditional shelf drilling) that could result in substantial losses. Deeper targets are more difficult to detect with traditional seismic processing. For example, two of the four initial exploratory wells drilled at deep shelf gas prospects subject to the El Paso agreement were unsuccessful and were plugged and abandoned. Moreover, drilling expense and the risk of mechanical failure is significantly higher because of the additional depth and adverse conditions such as high temperature and pressure. We will likely experience significantly higher drilling costs for any deep shelf wells that we drill. Our experience suggests that exploratory costs can sometimes exceed $30 million per deep shelf well drilled. Accordingly, we cannot assure you that our oil and gas exploration activities, both in the deep shelf and elsewhere, will be commercially successful. Additionally, while the MMS has proposed certain royalty suspension incentives related to drilling on the deep shelf, such incentives may not become effective and if effective, we may not benefit from these incentives.

The future financial results of our oil and gas business are difficult to forecast, primarily because the results of our exploration strategy are unpredictable.

Most of our oil and gas business is devoted to exploration, the results of which are unpredictable. In addition, we use the successful efforts accounting method for our oil and gas exploration and development activities. This method requires us to expense geological and geophysical costs and the costs of unsuccessful exploration wells as they occur, rather than capitalizing these costs up to a specified limit as required by the full cost accounting method. Because the timing difference between incurring exploration costs and realizing revenues from successful properties can be significant, losses may be reported even though exploration activities may be successful during a reporting period. Accordingly, depending on our exploration results, we may incur future losses as we continue to pursue our exploration activities. We cannot assure you that our oil and gas operations will achieve or sustain positive earnings or cash flows from operations in the future.

The marketability of our production depends mostly upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities.

The marketability of our production depends upon the availability, operation and capacity of gas gathering systems, pipelines and processing facilities. The unavailability of or lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market our oil and natural gas. If market factors changed dramatically, the financial impact on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

Our exploration acreage position includes a significant number of leases that require near term successful drilling to preserve our rights.

We have an exploration agreement with Texaco Exploration and Production Inc. covering an approximate 152,000 gross acres of our total 350,000 gross acreage position as of June 1, 2003. We acquire ownership interests in the Texaco acreage when we, or others on our behalf, drill wells that are capable of producing reserves and commit to developing such wells. Unless extended, our offshore exploration agreement with Texaco will expire on January 1, 2004, at which time our right to continue to identify prospects and drill to earn leasehold interests not previously earned will expire except for those prospects as to which we have committed to drill an exploratory well. Further, approximately 20 percent of the approximate 152,000 gross acres subject to our agreement with Texaco have lease expiration dates prior to January 1, 2004. Also, approximately 25 percent of our 109,000 gross undeveloped acres have lease expiration dates prior to January 1, 2004. To the extent that we are unable to drill the prospects prior to the expiration of the leases, we will lose our rights to the prospects. Furthermore, no assurance can be given that funding will be available for drilling the prospects that we have identified as potentially suitable for drilling.

Because a significant part of our reserves and production is concentrated in a small number of offshore properties, production problems or significant changes in reserve estimates related to any one of those properties could have a material impact on our business.

Our current reserves and production primarily come from five producing properties. If mechanical problems, depletion, storms or other events reduced a substantial portion of this production, our cash flows would be adversely affected. If the actual reserves associated with our fields are less than our estimated reserves, our results of operations and financial condition could be adversely affected.

We are vulnerable to risks associated with the Gulf of Mexico because we currently explore and produce exclusively in that area.

Our strategy of concentrating our activities in the Gulf of Mexico makes us more vulnerable to the risks associated with operating in that area than our competitors with more geographically diverse operations. These risks include

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hurricanes, which are common in the Gulf of Mexico during certain times of the year, and other adverse weather conditions;

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difficulties securing oil field services; and

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compliance with regulations.

In addition, production in the Gulf of Mexico generally declines more rapidly than in many other producing regions of the world. This results in recovery of a relatively higher percentage of reserves during the initial years of production, and a corresponding need to replace these reserves with discoveries at new prospects at a rapid rate.

The amount of oil and gas that we produce and the net cash flow that we receive from that production may differ materially from the amounts reflected in our reserve estimates.

Our estimates of proved oil and gas reserves are based on reserve engineering estimates using guidelines established by the SEC. Reserve engineering is a subjective process of estimating recoveries from underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions, such as

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historical production from the area compared with production from other producing areas;

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assumptions concerning future oil and gas prices, future operating and development costs, workover, remedial and abandonment costs, severance and excise taxes; and

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the assumed effects of government regulation.

These factors and assumptions are difficult to predict and may vary considerably from actual results. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon varying interpretations of the same available data. Also, estimates of proved reserves for wells with limited or no production history are less reliable than those based on actual production. Subsequent evaluation of the same reserves may result in variations, which may be substantial, in our estimated reserves. As a result, all reserve estimates are imprecise.

You should not construe the estimated present values of future net cash flows from proved oil and gas reserves as the current market value of our estimated proved oil and gas reserves. As required by the SEC, we have estimated the discounted future net cash flows from proved reserves based on the prices and costs prevailing at December 31, 2002, without any adjustment to normalize those prices and costs based on variations over time either before or after that date. Actual future prices and costs may be materially higher or lower. Future net cash flows also will be affected by factors such as

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the actual amount and timing of production;

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changes in consumption by gas purchasers; and

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changes in governmental regulations or taxation.

In addition, we have used a 10 percent discount factor, which the SEC requires all companies to use to calculate discounted future net cash flows for reporting purposes. That is not necessarily the most appropriate discount factor to be used in determining market value, since interest rates vary from time to time, and the risks associated with operating particular oil and gas properties can vary significantly.

Financial difficulties encountered by our farm-out partners or third-party operators could adversely affect the exploration and development of our prospects.

We have entered into a farm-out agreement with El Paso to fund the exploration and development costs for four of our prospects, and we may seek to enter into similar arrangements with other companies with respect to our other prospects. Moreover, other companies operate some of the other properties in which we have an ownership interest. Liquidity and cash flow problems encountered by our partners and co-owners of our properties may lead to their attempting to delay the pace of drilling or project development to a point that may be detrimental to the project.

In addition, our farm-out partners and working interest owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a farm-out partner, we would have to obtain alternative funding in order to complete the exploration and development of the prospects subject to the farm-out agreement. In the case of a working interest owner, we could be required to pay the working interest owner’s share of the project costs. We cannot assure you that we would be able to obtain the capital necessary in order to fund either of these contingencies.

We cannot control the activities on properties we do not operate.

Other companies operate some of the properties in which we have an interest. As a result, we have limited ability to influence the operation of these properties or their associated costs. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including

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timing and amount of capital expenditures;

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the operator’s expertise and financial resources;

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approval of other participants in drilling wells; and

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selection of technology.

Our revenues, profits and growth rates may vary significantly with fluctuations in the market prices of oil and gas.

In recent years, oil and gas prices have fluctuated widely. We have no control over the factors affecting prices, which include

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the market forces of supply and demand;

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regulatory and political actions of domestic and foreign governments; and

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attempts of international cartels to control or influence prices.

Any significant or extended decline in oil and gas prices would have a material adverse effect on our profitability, financial condition and operations and the trading prices of our securities.

If oil and gas prices decrease or our exploration efforts are unsuccessful, we may be required to write down the capitalized cost of individual oil and gas properties.

This could occur when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved oil and gas reserves, increases in our estimates of development costs or deterioration in our exploration results. A writedown could adversely affect the trading prices of our securities.

We follow the successful efforts accounting method. All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves have been discovered. If proved reserves are not discovered within an exploratory well, the costs of drilling the well are expensed. All geological and geophysical costs on exploratory prospects are expensed as incurred.

The capitalized costs of our oil and gas properties, on a field-by-field basis, may exceed the estimated future net cash flows of that field. If so, we record impairment charges to reduce the capitalized costs of each such field to our estimate of the field’s fair market value. Unproved properties are evaluated at the lower of cost or fair market value. This type of charge will result in a reduction of our stockholders’ equity.

We assess our properties periodically for impairment, based on future estimates of proved and risk-assessed probable reserves, oil and gas prices, production rates and operating, development and reclamation costs based on operating budget forecasts. Once incurred, any such impairment charge is not reversible at a later date even if oil and gas prices increase or if our estimated proved reserves increase.

Shortages of supplies, equipment and personnel may adversely affect our operations.

Our ability to conduct operations in a timely and cost effective manner depends on the availability of supplies, equipment and personnel. The offshore oil and gas industry is cyclical and experiences periodic shortages of drilling rigs, work boats, tubular goods, supplies and experienced personnel. Shortages can delay operations and materially increase operating and capital costs.

The loss of key personnel could adversely affect our ability to operate.

We depend, and will continue to depend in the foreseeable future, on the services of our key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and gas properties and marketing oil and gas production. Our ability to retain our key employees is important to our future success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our business.

The oil and gas exploration business is very competitive, and most of our competitors are much larger and financially stronger than we are.

The business of oil and gas exploration, development and production is intensely competitive, and we compete with many companies that have significantly greater financial and other resources than we have. Our competitors include the major integrated oil companies and a substantial number of independent exploration companies. We compete with these companies for supplies, equipment, labor and prospects. These competitors may, for example, be better able to

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access less expensive sources of capital;

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obtain equipment, supplies and labor on better terms;

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develop or buy, and implement new technologies; and

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access more information relating to prospects.

Offshore operations are hazardous, and the hazards are not fully insurable.

Our operations are subject to the hazards and risks inherent in drilling for, producing and transporting oil and gas. These hazards and risks include

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fires;

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natural disasters;

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abnormal pressures in formations;

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blowouts;

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cratering;

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pipeline ruptures; and

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spills.

If any of these or similar events occur, we could incur substantial losses as a result of death, personal injury, property damage, pollution and lost production. Moreover, our drilling, production and transportation operations in the Gulf of Mexico are subject to operating risks peculiar to the marine environment. These risks include:

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more extensive governmental regulation (including regulations that may, in certain circumstances, impose strict liability for pollution damage); and

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interruption or termination of operations by governmental authorities based on environmental, safety or other considerations.

In addition, in view of the terrorist attacks in the United States on September 11, 2001 and the U.S. military action in Iraq, it is possible that further acts of terrorism may be directed against U.S. properties of companies such as ours.

Our liability, property damage, business interruption and other insurance coverages do not provide protection against all potential liabilities incident to the ordinary conduct of our business. Moreover, our insurance coverages are subject to coverage limits, deductibles and other conditions. The occurrence of an event that is not fully covered by insurance could adversely affect our financial condition and results of operations.

Hedging our production may result in losses.

We currently have no hedging arrangements in place. However, we may in the future enter into arrangements to reduce our exposure to fluctuations in the market prices of oil and natural gas. We may enter into oil and gas hedging contracts in order to increase credit availability. Hedging will expose us to risk of financial loss in some circumstances, including if

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production is less than expected;

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the other party to the contract defaults on its obligations; or

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there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, hedging may limit the benefit we would otherwise receive from increases in the prices of oil and gas. Further, if we do not engage in hedging, we may be more adversely affected by changes in oil and gas prices than our competitors who engage in hedging.

Compliance with environmental and other government regulations could be costly and could negatively impact production.

Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may

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require the acquisition of a permit before drilling commences;

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restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities;

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limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas;

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require capital expenditures for pollution control equipment;

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require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and

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impose substantial liabilities for pollution resulting from our operations.

The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulations could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

Our operations could result in liability to government entities or third parties for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners or at third-party waste disposal sites to which we sent wastes. We maintain insurance coverage for our operations, including limited coverage for sudden and accidental environmental damages, but we do not believe that insurance coverage for environmental damages that occur over time or complete coverage for sudden and accidental environmental damages is available at a reasonable cost. We may also lose the privilege of continuing exploration or production activities on substantial portions of our properties if certain environmental damages occur.

The Oil Pollution Act of 1990 imposes a variety of regulations on “responsible parties” related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on us.

The U.S. military intervention in Iraq, the terrorist attacks in the United States on September 11, 2001, the potential for additional future terrorist acts and the tensions between the U.S. and North Korea have created economic, political and social uncertainties that could materially and adversely affect our business.

It is possible that further acts of terrorism may be directed against the United States, and such acts of terrorism could be directed against properties and personnel of companies such as ours. The attacks and the resulting economic, political and social uncertainties, including the potential for further terrorist acts, have caused the premiums charged for our insurance coverages to increase significantly. Moreover, while our property and business interruption insurance, subject to policy terms and conditions, currently covers damages to insured property directly caused by terrorism, this insurance does not cover damages and losses caused by war. Terrorism and war developments may materially and adversely affect our business and profitability and the prices of our securities in ways that we cannot predict.

Factors Relating to the Potential Main Pass Energy Hub™ Project

We are only in the initial stage of determining the suitability of our discontinued Main Pass sulphur facilities as an LNG and CNG receipt, processing, and distribution terminal. Even if it is technically feasible to retrofit the facilities for such use, we may not be able to obtain the necessary financing to complete the project.

We have not conclusively assessed the technical feasibility of developing our discontinued Main Pass sulphur facilities for use as an LNG and CNG receipt, processing, storage and distribution terminal. Even if it is feasible to use the facilities for such use, any build-out of the facilities would require significant project-based financing for the engineering, environmental, marine, regulatory, construction and legal costs associated with the retrofitting process. We may not be able to obtain such financing at an acceptable cost, or at all, which would have an adverse effect on our ability to pursue alternative uses of the Main Pass facilities. Financing arrangements for the project may also reduce our economic interest in, and control of, the project.

Failure to obtain approvals and permits from governmental and regulatory agencies with respect to the potential use of our Main Pass facilities as an LNG and CNG receipt, processing and distribution terminal could have a detrimental effect on our ability to pursue alternative uses of the facilities.

The receipt, processing and distribution of LNG and CNG is highly regulated, and we must obtain several governmental and regulatory approvals and permits in order to develop the project. We estimate that it may take at least 18 months to obtain the approvals and permits necessary to proceed with the construction and operation of such facilities. We have no control over the timing or outcome of the review and approval process.

Our interest in and control of the proposed LNG and CNG terminal project will be reduced if K-Mc I exercises its option to acquire our discontinued Main Pass sulphur facilities, and may be further reduced by any financing arrangements that may be entered into with respect to the project.

In connection with our alliance with K1 USA, K-Mc I has the option, exercisable on or prior to December 16, 2003, at K1 USA’s election, to acquire our discontinued Main Pass sulphur facilities and participate in the project. If the option is exercised, our economic interest in Main Pass Energy Hub™ project would be 33.3 percent, and we would not control the operation of the project. Financing arrangements for the project may also reduce our economic interest in, and control of, the project. We have an agreement with a contractor pursuant to which the contractor is obligated to dismantle and remove the remaining sulphur facilities at Main Pass. Although we expect to eliminate the contractor’s obligations with respect to second phase of the reclamation activities, the resolution of this matter is dependent on future activities to be undertaken with respect to the use of the facilities at Main Pass and negotiations with the contractor.

Failure of LNG to become a competitive factor in the United States oil and gas industry could have a detrimental effect on our ability to pursue alternative uses of our Main Pass facilities.

Because the United States historically has had an abundant supply of domestic natural gas, LNG has not been a major energy source. The failure of LNG to become a competitive supply alternative to domestic natural gas and other import alternatives may have a material adverse effect on our ability to use our Main Pass facilities as an LNG receipt, processing and distribution terminal.

If we were to develop an LNG and CNG receipt, processing and distribution terminal at our Main Pass facilities, fluctuations in energy prices or the supply of natural gas could be harmful to those operations.

If the delivered costs of the LNG and CNG were higher than the delivered costs of natural gas or natural gas derived from other sources, our proposed terminal’s ability to compete with such suppliers would be negatively impacted. In addition, in the event the supply of LNG or CNG is limited or restricted for any reason, our ability to profitably operate an LNG and CNG receipt, processing and distribution terminal would be materially impacted. The revenues generated by such a terminal would depend on the volume of LNG and CNG processed and the price of the natural gas produced, both of which can be affected by the price of natural gas and natural gas liquids.

Our proposed LNG and CNG terminal would be subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities for us.

In the event we complete and establish an LNG and CNG receipt, processing and distribution terminal at Main Pass, the operations of such facility would be subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions and other hazards, each of which could result in damage to or destruction of our facilities or damage to persons and property. In addition, these operations would face possible risks associated with acts of terrorism towards the related assets. If any of these events were to occur, we could suffer substantial losses. We will maintain insurance, depending upon commercial availability, against these types of risks to the extent and in the amounts that we believe are reasonable. Our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

Factors Relating to the Notes

Our common stock has experienced, and may continue to experience, price volatility and a low trading volume.

The trading price of our common stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including

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the results of our exploratory drilling;

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our progress or lack thereof with respect to our potential Main Pass Energy Hub™ project;

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trends in our industry and the markets in which we operate;

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changes in the market price of the commodities we sell;

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changes in financial estimates and recommendations by securities analysts;

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acquisitions and financings;

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quarterly variations in operating results;

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the operating and stock price performance of other companies that investors may deem comparable; and

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purchases or sales of blocks of our common stock.

This volatility may adversely affect the prices of our common stock and the notes regardless of our operating performance. The price of our common stock may also be adversely affected by the amount of common stock issuable upon conversion of the notes. Assuming $130 million aggregate principal amount of the notes are converted at the $14.25 conversion price, the number of our shares of common stock outstanding would increase by approximately 9.1 million shares.

In addition, our common stock has experienced low trading volume in the past. Our average daily trading volume was less than 0.5 percent of our outstanding common stock over the past six month period.

There is no public market for the notes, and we cannot assure you that a market for the notes will develop.

The notes are currently eligible for trading on the PORTAL Market.   However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market.  In addition, there is no established public trading market for the notes, and no assurance can be given as to:

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the liquidity of any such market that may develop;

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the ability of holders of the notes to sell their notes; or

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the price at which the holders of the notes would be able to sell their notes.

If such a market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including:

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prevailing interest rates and the markets for similar securities;

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the market price of our common stock;

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general economic conditions; and

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our financial condition, historic financial performance and future prospects.

We will require a significant amount of cash to service the notes and any future indebtedness we may incur, and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on the notes and any future indebtedness we may incur depends on our ability to generate sufficient cash flow. We cannot assure you that

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our business will generate sufficient cash flow from operations;

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future borrowings will be available in an amount sufficient to enable us to pay our indebtedness on or before maturity; or

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we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Factors beyond our control will affect our ability to make these payments. These factors include those discussed elsewhere in these risk factors and those listed in the “Cautionary Notice Regarding Forward-Looking Statements” section of this prospectus.

If, in the future, we cannot generate sufficient cash flow from our operations to meet our debt service obligations, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay us dividends and to advance us funds. In addition, our ability to participate in any distribution of our subsidiaries’ assets is generally subject to the prior claims of the subsidiaries’ creditors.

Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay us dividends and advance us funds. Contractual and legal restrictions applicable to our subsidiaries could also limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors.

We may incur additional indebtedness ranking equal to the notes.

If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you, if any.

The notes will be unsecured and effectively subordinated to any secured indebtedness we may incur and the liabilities of our subsidiaries.

The notes are our senior unsecured (except as described in the section of this prospectus entitled “Description of the Notes — Security”) obligations, junior in right of payment to any secured debt we may incur, to the extent of the collateral. In addition, the notes are effectively junior in right of payment to the indebtedness and other liabilities of our subsidiaries. For further information, see the section of this prospectus entitled “Description of the Notes — Ranking.”

In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our other senior unsecured (except as described in the section of this prospectus entitled “Description of the Notes — Security”) indebtedness, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than the holders of any secured indebtedness that we may then have outstanding.

Arthur Andersen LLP, our former auditors, audited certain financial information included in this prospectus. In the event such financial information is later determined to contain false statements, you may be unable to recover damages from Arthur Andersen LLP.

Arthur Andersen LLP completed its audit of our financial statements for the year ended December 31, 2001, and issued its report with respect to such financial statements dated May 9, 2002 (except with regard to Note 10 as to which the date was June 7, 2002). On March 14, 2002, Arthur Andersen was indicted on, and on June 15, 2002 Arthur Andersen was convicted of, federal obstruction of justice charges arising from the U.S. Government’s investigation of Enron Corporation.

In July 2002, our board of directors, at the recommendation of our audit committee, approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for fiscal year 2002. We had no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. Arthur Andersen audited the financial statements that we include in this prospectus as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, as set forth in their reports herein.

The Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. Arthur Andersen has stopped conducting business before the SEC and has limited assets available to satisfy the claims of creditors. As a result, you may be limited in your ability to recover damages from Arthur Andersen under federal or state law if it is later determined that there are false statements contained in this prospectus relating to or contained in financial data audited by Arthur Andersen.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes or the underlying common stock by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was as follows for the periods presented:

	Six Months Ending June 30,		Years Ending December 31,
	2003	2003	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	– (a)	5.7x	20.2x	– (a)	1.0x	– (a)	– (a)
Ratio of earnings to fixed charges and preferred stock dividends (b)	–	3.2x	10.3x	– (a)	1.0x	– (a)	– (a)
Pro forma ratio of earnings to fixed charges (c)	– (d)	5.0x	2.2x

_______________

(a)

We sustained a net loss from continuing operations of $11.6 million for the six months ended June 30, 2003, $104.8 million in 2001, $2.8 million in 1999 and $17.6 million in 1998.  These losses were inadequate to cover our fixed charges of $1.8 million in 2001, $0.7 million in 1999 and $0.2 million in 1998.  Our fixed charges were less than $0.1 million during the six months ended June 30, 2003.

(b)

Preferred dividends associated with our 5% mandatorily redeemable convertible preferred stock.

(c)

On a pro forma basis to give effect to the sale of $130 million of our 6% convertible senior notes due 2008.  The pro forma calculations included incremental interest expense totaling $3.9 million for the six month periods and $7.8 million in 2002.

(d)

We sustained a pro forma net loss from continuing operations of $15.5 million for the six months ended June 30, 2003.  These losses were inadequate to cover our pro forma fixed charges of $3.9 million.

For the ratio of earnings to fixed charges calculation, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investments and fixed charges.  Fixed charges include interest and that portion of rent deemed representative of interest.  For the ratio of earnings to fixed charges and preferred stock dividends calculation, we assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements.  We computed those pre-tax earnings using actual tax rates for each year.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture between us and The Bank of New York, as trustee, dated July 2, 2003. The following is a summary of the material terms of the notes and the indenture. It does not purport to be complete. This summary is subject to, and is qualified by reference in its entirety to, all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture and form of note, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part, because they, and not this description, define your rights as a holder of the notes. We will provide you with a copy of any of the foregoing documents without charge upon request.  As used in this section, the words “we,” “us,” “our” or “McMoRan” refers to McMoRan Exploration Co.

General

The notes are our general unsecured (except as described below under “— Security”) and unsubordinated obligations and are convertible into our common stock as described under “— Conversion Rights” below. The notes are limited to $130,000,000 aggregate principal amount and will mature on July 2, 2008, unless earlier repurchased by us at the option of the holder upon the occurrence of a Change of Control (as defined below). The notes are not redeemable prior to maturity.

The notes will bear interest from July 2, 2003 at the rate of six percent per year. Interest is payable semi-annually on January 2 and July 2 of each year to holders of record at the close of business on the preceding December 15 and June 15, respectively, beginning January 2, 2004 and on the maturity date of July 2, 2008, to the holder to whom we pay the principal. We may pay interest on notes represented by certificated notes by check mailed to such holders. However, a holder of notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us upon a Change of Control.

Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See “— Form, Denomination and Registration” below.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a Change of Control of McMoRan except to the extent described under “— Change of Control Permits Purchase of Notes at the Option of the Holder” below.

Security

We purchased and pledged to the trustee as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), U.S. government securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments due on the notes. We paid approximately $22.9 million to acquire such U.S. government securities.

The U.S. government securities were pledged by us to the trustee for the exclusive benefit of the holders of the notes and will be held by the trustee in a pledge account. Immediately prior to an interest payment date, the trustee will release from the pledge account proceeds sufficient to pay interest then due on the notes. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace period.

The pledged U.S. government securities and the pledge account will also secure the repayment of the principal amount and premium on the notes. If prior to July 3, 2006,

•

an event of default under the notes occurs and is continuing and,

•

the trustee or the holders of 25 percent in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

•

first, to any accrued and unpaid interest on the notes, and

•

second, to the extent available, to the repayment of a portion of the principal amount of the notes.

However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

•

an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest and

•

the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes.

In addition, note holders would have an unsecured claim against us for the remainder of the principal amount of their notes.

Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

Conversion Rights

The holders of notes may, at any time prior to the close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into our common stock, initially at a conversion price of $14.25 per share of common stock, which is equal to a conversion rate of 70.1754 shares of common stock per $1,000 principal amount of notes. The conversion rate is subject to adjustment upon the occurrence of some events described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no adjustment will be made on conversion of any notes for interest accrued thereon or dividends paid on any common stock. Notwithstanding the above, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of notes so converted. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of the common stock on the last trading day before the date of the conversion.

A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted prior to the expiration of the holding period applicable for sales thereof under Rule 144(k) under the Securities Act (or any successive provision), the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

The initial conversion rate will be adjusted for certain events, including:

•

the issuance of McMoRan common stock as a dividend or distribution on McMoRan common stock;

•

certain subdivisions and combinations of McMoRan common stock;

•

the issuance to all holders of McMoRan common stock of certain rights or warrants to purchase McMoRan common stock (or securities convertible into McMoRan common stock) at less than (or having a conversion price per share less than) the current market price of McMoRan common stock;

•

the dividend or other distribution to all holders of McMoRan common stock or shares of McMoRan capital stock (other than common stock) of evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or (C) dividends or distributions paid exclusively in cash);

•

dividends or other distributions consisting exclusively of cash to all holders of McMoRan common stock; and

•

the purchase of McMoRan common stock pursuant to a tender offer made by McMoRan or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by McMoRan or any of its subsidiaries for McMoRan common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet above to all holders of McMoRan common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 5 percent of our market capitalization on the expiration of such tender offer.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least one percent in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the case of:

•

any reclassification or change of McMoRan common stock (other than changes resulting from a subdivision or combination) or

•

a consolidation, merger or combination involving McMoRan or a sale or conveyance to another corporation of all or substantially all of McMoRan’s property and assets,

in each case as a result of which holders of McMoRan common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for McMoRan common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into McMoRan common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

We may not become a party to any such transaction unless its terms are consistent with the foregoing. If a taxable distribution to holders of McMoRan common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See the section of this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of McMoRan common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Ranking

The notes are our unsecured (except as described above under “— Security”) and unsubordinated obligations. The notes will rank on a parity (except as described above under “— Security”) in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. However, the notes will be subordinated to our existing and future secured indebtedness as to the assets securing such indebtedness. As of June 30, 2003, we had no secured or unsecured indebtedness other than the notes.

In addition, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries. McMoRan’s cash flow and consequent ability to meet its debt obligations depends in part on the earnings of its subsidiaries, and on dividends and other payments from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of McMoRan’s subsidiaries, could limit its ability to obtain cash from its subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the notes. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that McMoRan is recognized as a creditor of that subsidiary, in which case its claims would still be subordinate to any security interests in the assets of that subsidiary. As of June 30, 2003, our subsidiaries had no indebtedness and no outstanding preferred stock.

Change of Control Permits Purchase of Notes at the Option of the Holder

If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all of that holder’s notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice at a repurchase price equal to 100 percent of the aggregate principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

Instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95 percent of the average of the closing sale prices of the applicable common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

Within 30 days after the occurrence of a Change of Control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the Change of Control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver prior to or on the repurchase date irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. A “Change of Control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50 percent or more of the total voting power of the total outstanding voting stock of McMoRan other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•

McMoRan consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into McMoRan, other than:

•

any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of McMoRan’s capital stock and (B) pursuant to which holders of McMoRan’s capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50 percent or more of the total voting power of all shares of McMoRan’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

•

any merger solely for the purpose of changing McMoRan’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•

during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of McMoRan (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of McMoRan then in office; or

•

McMoRan’s stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, lease or other disposition of “all or substantially all” of McMoRan’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease or other disposition of less than all of McMoRan’s assets may be uncertain.

Our right to pay the repurchase price in common stock is subject to our satisfying various conditions, including:

•

the registration of the common stock under the Securities Act and the Exchange Act, if required; and

•

any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes to the holder entirely in cash. We may not change the form of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase notes at the option of the holders of notes upon a Change of Control. In some circumstances, the Change of Control purchase feature of the notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is the result of negotiations between us and the initial purchasers.

We may to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase notes upon the occurrence of a Change of Control is subject to important limitations. The occurrence of a Change of Control could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a Change of Control would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)

our failure to pay when due the principal of or premium, if any, on any of the notes at maturity or exercise of a repurchase right or otherwise;

(2)

our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes for 30 days after the date when due; provided that a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace or cure period;

(3)

failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days;

(4)

failure by us to give the notice regarding a Change of Control within 30 days of the occurrence of the Change of Control;

(5)

our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of the notes then outstanding;

(6)

in the event of either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $10 million, or (b) the acceleration of indebtedness for borrowed money of the company or any of our significant subsidiaries in an aggregate amount in excess of $10 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25 percent in aggregate principal amount of the notes then outstanding;

(7)

certain events of our bankruptcy, insolvency or reorganization; and

(8)

the failure of the pledge agreement to be in full force and effect or to give the trustee the liens, rights, power and privileges purported to be created thereby.

The term “significant subsidiary” means a subsidiary, including its subsidiaries, that meets any of the following conditions:

•

McMoRan’s and its other subsidiaries’ investments in and advances to the subsidiary exceed 10 percent of the total assets of McMoRan and its subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

McMoRan’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10 percent of the total assets of McMoRan and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

McMoRan’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10 percent of such income of McMoRan and its subsidiaries consolidated for the most recently completed fiscal year.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any repurchase obligation.

If an event of default specified in clause (7) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) above (the default not having been cured or waived as provided under “— Modifications and Waiver” below), the trustee or the holders of at least 25 percent in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the notes as discussed above, the trustee and the holders of the notes will not be able to make such declaration as a result of that cured event of default.

Overdue payments of interest, liquidated damages and premium, if any, and principal shall accrue interest at eight percent.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

•

the surviving corporation assumes all our obligations under the indenture and the notes;

•

at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•

certain other conditions are met.

Modifications and Waiver

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•

adding to our covenants for the benefit of the holders of notes;

•

surrendering any right or power conferred upon us;

•

providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•

reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

•

complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•

making any changes or modification to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement entered into by us and the initial purchasers, provided that this action does not adversely affect the interest of the holders of the notes in any material respects;

•

curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the notes in any material respect; or

•

adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us may be waived with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

•

change the maturity of the principal of or any installment of interest on that note (including any payment of liquidated damages);

•

reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

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change the currency of payment of such note or interest thereon;

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impair the right to institute suit for the enforcement of any payment on or with respect to any note;

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except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a Change of Control or the conversion rights of holders of the notes;

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modifying the provisions of the indenture relating to the pledge of the securities contemplated under “— Security” above in a manner that adversely affects the interests of the holders of the notes; or

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reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Form, Denomination and Registration

The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form.  Except as provided below, the notes are evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company, New York, New York (DTC), and registered in the name of Cede & Co. as DTC’s nominee. The global notes and any notes issued in exchange therefor are subject to certain restrictions on transfer set forth in the global notes and in the indenture and bear a restrictive legend. Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A qualified institutional buyer (QIB) may hold its interests in a global note directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. QIBs may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited. We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated notes may be issued in exchange for beneficial interests in notes represented by the global notes only in the limited circumstances set forth in the indenture.

Restrictions on Transfer; Legends.  The notes will be subject to certain transfer restrictions and certificates evidencing the notes will bear a restrictive legend to such effect.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services LLC is the transfer agent and registrar for McMoRan’s common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

We have agreed, at our expense, to file with the SEC not later than the date that is 90 days after the earliest date of original issuance of any of the notes, subject to certain conditions set forth below, to file this shelf registration statement on Form S-3 covering resales by holders of the notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we agreed to use our best efforts to:

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cause the registration statement to become effective as promptly as is practicable, but in no event later than 240 days after the earliest date of original issuance of any of the notes; and

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keep the registration statement effective until such date that the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

We also agreed to provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws. Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder’s use of the prospectus for a reasonable period not to exceed 30 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If,

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on the 90th day following the earliest date of original issuance of any of the notes, the shelf registration statement has not been filed with the SEC; or

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on the 240th day following the earliest date of original issuance of any of the notes, the shelf registration statement has not been declared effective; or

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the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

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on the 30th day of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated

(each, a registration default), additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

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an additional 0.25 percent of the principal amount to and including the 90th day following such registration default; and

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an additional 0.5 percent of the principal amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.5 percent. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

The summary herein of certain provisions of the registration rights agreement between us and the initial purchasers is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part or is available upon request to the Company.

Upon their original issuance, the notes became eligible for trading on The PORTAL Market. The notes sold pursuant to this prospectus, however, will no longer be eligible for trading on The PORTAL Market. We cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

DESCRIPTION OF COMMON STOCK

General

As of the date of this prospectus, our certificate of incorporation authorized us to issue up to 150,000,000 shares of common stock, par value $0.01 per share and up to 50,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2003, 16,696,476 shares of common stock and 1,296,100 shares of our 5% convertible preferred stock, which are convertible into approximately 6,740,000 shares of our common stock at a conversion price of $4.81 per share, were outstanding. In addition, in connection with our alliance with K1, we granted to K1 USA warrants to purchase approximately 1,740,000 shares of our common stock at an exercise price of $5.25 per share. Our common stock is listed on the New York Stock Exchange under the symbol “MMR.”

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held of record on all matters as to which stockholders are entitled to vote. Holders of our common stock may not cumulate votes for the election of directors.

Dividends

Subject to the preferences accorded to the holders of our 5% convertible preferred stock, and any additional series of preferred stock if and when issued by the board of directors, holders of our common stock are entitled to dividends at such times and amounts as the board of directors may determine. We do not intend to pay dividends on our common stock for the foreseeable future.

Other Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of our common stock, our creditors and the holders of our 5% convertible preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights.

Provisions of our Certificate of Incorporation

Our certificate of incorporation contains provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company unless they pay a required value to our stockholders. Some provisions also are intended to make it more difficult for a person to obtain control of our board of directors. These provisions reduce the vulnerability of our company to an unsolicited takeover proposal. On the other hand, these provisions may have an adverse effect on the ability of stockholders to influence the governance of our company. You should read our certificate of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

Classified Board of Directors.  We amended our certificate of incorporation on May 2, 2003, to phase out the current classified structure of the board under which one of three classes of directors is elected each year, and provide instead for the annual election of directors commencing with the class of directors standing for election at the 2004 annual meeting of stockholders. In order to ensure a smooth transition to the new system, the amendment does not shorten the terms of directors currently serving on the board, including those elected at the 2003 annual meeting, each of whom are eligible to serve for the full term (three years) for which they were elected. The new procedure does, however, apply to all directors as their current terms expire, and to directors appointed to fill any vacancies on the board.

The current classification of directors has the effect of making it more difficult for our stockholders to change the composition of our board. Until 2005, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a majority of our stockholders believes that this change would be desirable.

Supermajority Voting/Fair Price Requirements.  Our certificate of incorporation provides that a supermajority vote of our stockholders and the approval of our directors as described below are required for:

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any merger, consolidation or share exchange of our company or any of our subsidiaries with any person or entity, or any affiliate of that person or entity, who was within the two years prior to the transaction a beneficial owner of 15 percent or more of our common stock or any class of our common stock (an “interested party”);

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any sale, lease, transfer, exchange, mortgage, pledge, loan, advance or other disposition of assets of our company or any of our subsidiaries having a market value of five percent or more of the total market value of our company’s outstanding common stock or our company’s net worth as of the end of its most recently ended fiscal quarter, whichever is less, in one or more transactions with or for the benefit of an interested party;

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the adoption of any plan or proposal for liquidation or dissolution of our company or any of our subsidiaries;

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the issuance or transfer by our company or any of our subsidiaries of securities having a fair market value of $1 million or more to any interested party, except for the exercise of warrants or rights to purchase securities offered pro rata to all holders of our voting stock;

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any recapitalization, reclassification, merger, consolidation or similar transaction of our company or any of our subsidiaries that would increase an interested party’s voting power in our company or any of our subsidiaries;

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any loans, advances, guarantees, pledges or other financial assistance or any tax credits or advantages provided by our company or any of our subsidiaries to any interested party except proportionately as a stockholder; or

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any agreement providing for any of the transactions described above.

To effect the transactions described above, the following shareholder and director approvals are required:

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the vote of the holders of 80 percent of our outstanding common stock;

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the vote of the holders of 75 percent of our outstanding common stock, excluding stock owned by interested parties;

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a majority of our directors currently in office; and

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a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became an interested party or directors appointed by these board members.

The requirements for approval of our directors and supermajority vote of our stockholders described above, however, are not applicable if:

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the transactions described above are between our company and any of our subsidiaries, any person who owned shares of our common stock prior to the date our certificate of incorporation was first filed with the Delaware Secretary of State, any of our employee benefit plans, or a trustee or custodian of one of our employee stock ownership plans or other benefit plans; or

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our board approves the transaction prior to the time the interested party becomes an interested party and the vote includes the affirmative vote of a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became the interested party; or

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all of the following conditions are met:

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the aggregate amount of consideration received by our stockholders in the transaction meet the “fair price” criteria described in our certificate of incorporation; and

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after an interested party becomes an interested party and prior to the completion of the transaction:

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our company has not failed to declare or pay dividends on any outstanding preferred stock

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the interested party has not received benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantage provided by our company

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our company has not reduced the annual rate of dividends paid on our common stock, except as necessary to reflect adjustments or stock splits, and has not failed to increase the annual rate of dividends to adjust for any recapitalization, reclassification, reorganization or similar transaction; and

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the interested party has not become the beneficial owner of additional shares of our voting stock except as part of the transaction that resulted in the interested party becoming an interested party or as a result of a pro rata stock dividend.

No Stockholder Action by Written Consent.  Under Delaware law, unless a corporation’s certificate of incorporation specifies otherwise, any action that could be taken by its stockholders at an annual or special meeting may be taken without a meeting and without notice to or a vote of other stockholders, if a consent in writing is signed by holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. As a result, our stockholders may not act upon any matter except at a duly called meeting.

Advance Notice of Stockholder Nominations and Stockholder Business. Our bylaws permit stockholders to nominate a person for election as a director or bring other matters before a stockholders’ meeting only if written notice of an intent to nominate or bring business before a meeting is given a specified time in advance of the meeting.

Supermajority Voting/Amendments to Certificate of Incorporation. The affirmative vote of at least 80 percent of our company’s outstanding common stock is required to amend, alter, change or repeal the provisions in our certificate of incorporation providing for the following:

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the fair price requirements described above;

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the restriction on shareholder action by written consent;

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limitation of liability and indemnification for officers and directors;

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the supermajority vote required to amend our certificate of incorporation;

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the amendment of our bylaws. Our bylaws also may be amended by the vote of a majority of our directors currently in office and a majority vote of our directors who were members of our board prior to the time an interested party, as described above, became an interested party; and

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removal of directors and filing vacancies on our board of directors as described below.

However, the 80 percent stockholder vote described above will not be required if:

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our directors adopt resolutions amending, altering or repealing the provisions in our certificate of incorporation described above, and the vote of directors adopting these resolutions includes:

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a majority of our board of directors;

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a majority of our board of directors in office prior to the time an interested party became an interested party or directors appointed by these directors; and

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the amendment, alteration or repeal of the provisions described above is approved by the vote of holders of a majority of our outstanding common stock.

Delaware Section 203.  We are subject to Section 203 of the Delaware General Corporation Law, which imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any interested stockholder. An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15 percent or more of any class or series of stock entitled to vote generally in the election of directors. However, the moratorium will not apply if, among other things, the transaction is approved by:

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the corporation’s board of directors prior to the date the interested stockholder became an interested stockholder; or

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the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

Removal of Directors; Filling Vacancies on Board of Directors; Size of the Board. Directors may be removed, with cause, by the vote of 80 percent of the holders of all classes of stock entitled to vote at an election of directors, voting together as a single class. Directors may not be removed without cause by stockholders. Vacancies in a directorship may be filled only by the vote of a majority of the remaining directors and a majority of all directors who were members of our board at the time an interested party became an interested party. A newly created directorship resulting from an increase in the number of directors may only be filled by the board. Any director elected to fill a vacancy on the board serves until the next annual meeting of stockholders. The number of directors is fixed from time to time by the board.

Special Meetings of the Stockholders.  Our bylaws provide that special meetings of stockholders may be called only by either (1) the Chairman, either Co-Chairman or any Vice Chairman of our board of directors, (2) our President and Chief Executive Officer, or (3) by a vote of the majority of our board of directors. Our stockholders do not have the power to call a special meeting.

Limitation of Directors’ Liability.  Our certificate of incorporation contains provisions eliminating the personal liability of our directors to our company and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law and our certificate of incorporation, our directors will not be liable for a breach of his or her duty except for liability for:

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a breach of his or her duty of loyalty to our company or our stockholders;

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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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dividends or stock repurchases or redemptions that are unlawful under Delaware law; and

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any transaction from which he or she receives an improper personal benefit.

These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might have benefited our company.

We believe that these provisions are necessary to attract and retain qualified individuals to serve as our directors. In addition, these provisions will allow directors to perform their duties in good faith without concern for monetary liability if a court determines that their conduct was negligent or grossly negligent.

Shareholder Rights Plan

Our board of directors adopted a shareholder rights plan in November 1998 and amended the plan in December 1998. Under the rights plan, we distributed one preferred stock purchase right to each holder of record of common stock at the close of business on November 13, 1998. Once exercisable, each right will entitle stockholders to buy one one-hundredth of a share of Series A participating cumulative preferred stock, par value $0.01 per share, at a purchase price of $80 per one one-hundredth of a share of Series A participating cumulative preferred stock. Prior to the time the rights become exercisable, the rights will be transferred with our common stock.

The rights do not become exercisable until a person or group acquires 25 percent or more of our common stock or announces a tender offer which would result in that person or group owning 25 percent or more of our common stock. However, if the person or group that acquires 25 percent or more of our common stock agrees to “standstill” arrangements described in the rights plan, the rights will not become exercisable until the person or group acquires 35 percent or more of our common stock.

Once a person or group acquires 25 percent or more (or 35 percent or more under the conditions described above) of our common stock, each right will entitle its holder (other than the acquirer) to purchase, for the $80 purchase price, the number of shares of common stock having a market value of twice the purchase price. The rights will also entitle holders to purchase shares of an acquirer’s common stock under specified circumstances. In addition, the board may exchange rights (other than the acquirer’s) for shares of our common stock.

Prior to the time a person or group acquires 25 percent or more (or 35 percent or more under the conditions described above) of our common stock, the rights may be redeemed by our board of directors at a price of $0.01 per right. As long as the rights are redeemable, our board of directors may amend the rights agreement in any respect. The terms of the rights are set forth in a rights agreement between us and Mellon Investor Services LLC, as rights agent. The rights expire on November 13, 2008 (unless extended).

The rights may cause substantial dilution to a person that attempts to acquire our company, unless the person demands as a condition to the offer that the rights be redeemed or declared invalid. The rights should not interfere with any merger or other business combination approved by our board of directors because our board may redeem the rights as described above. The rights are intended to encourage any person desiring to acquire a controlling interest in our company to do so through a transaction negotiated with our board of directors rather than through a hostile takeover attempt. The rights are intended to assure that any acquisition of control of our company will be subject to review by our board to take into account, among other things, the interests of all of our stockholders.

DIVIDEND POLICY

We have not in the past paid, and do not anticipate paying in the foreseeable future, cash dividends on our common stock. We have agreements currently in place that restrict the payment of dividends on our common stock. Any future decision to pay a dividend and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences to a U.S. holder (as defined below) with respect to the purchase, ownership and disposition of the notes and the common stock into which the notes are convertible. This summary is generally limited to U.S. holders who will hold the notes and the shares of common stock into which the notes are convertible as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire the notes in this offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold. This summary does not address special situations including those that may apply to particular holders such as exempt organizations, U.S. holders subject to the U.S. federal alternative minimum tax, non-U.S. citizens and foreign corporations or other foreign entities, dealers in securities, traders in securities that elect to mark to market, commodities or foreign currencies, financial institutions, insurance companies, regulated investment companies, U.S. holders whose “functional currency” is not the U.S. dollar, partnerships or other pass-through entities, and persons who hold the notes or shares of common stock in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction.

This summary is based upon the Code, its legislative history, existing and proposed Treasury Regulations promulgated thereunder, court decisions, and Internal Revenue Service (“IRS”) rulings now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below.

INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

As used herein, a “U.S. holder” is a beneficial owner that is (1) a citizen or resident of the U.S., (2) a domestic corporation, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Taxation of Interest

It is expected that the notes will be issued without original issue discount for federal income tax purposes. U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. If, however, the principal amount of the notes exceeds their issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Conversion or Repurchase for Common Stock

A U.S. holder will not recognize income, gain or loss upon conversion of the notes solely into our common stock, except with respect to any amounts attributable to accrued interest on the notes, which will be treated as interest for federal income tax purposes, as discussed above, and except with respect to cash received in lieu of fractional shares. The U.S. holder’s tax basis in the common stock received upon conversion of a note for common stock will be the same as such holder’s adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any basis allocable to a fractional share, and increased for a cash method U.S. holder by the amount of income recognized with respect to accrued interest), and the holding period for the common stock received upon conversion will include the holding period of the notes that were converted, except that the holding period for any common stock received with respect to accrued interest will commence on the day after conversion. If we repurchase a note in exchange for common stock pursuant to exercise of the repurchase right upon a change of control, such exchange will be treated in the same manner as a conversion of the note as described in the preceding sentences.

Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock, or upon a repurchase for common stock of a note pursuant to exercise of the repurchase right upon a change of control, will generally be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by any difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share.

Dividends on Common Stock

Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. holder’s basis in the shares of common stock. Any such distributions in excess of the U.S. holder’s basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, dividends paid to U.S. holders that are U.S. corporations will qualify for the dividends-received deduction so long as there are sufficient earnings and profits.

In general, dividends are subject to tax as ordinary income. For tax years beginning in 2003 through 2008, however, a dividend distribution to an individual U.S. holder is generally taxed at a maximum rate of 15 percent. The lower tax rate will not apply to a dividend on shares of our common stock, however, if the individual U.S. holder fails to satisfy certain holding period requirements with respect to the shares or is obligated to make related payments with respect to positions in substantially similar or related property. In addition, the lower rate will not apply to dividends that the U.S. holder elects to treat as investment income for purposes of an investment interest deduction.

Disposition, Redemption or Repurchase for Cash

Except as set forth above under “— Conversion or Repurchase for Common Stock,” U.S. holders generally will recognize capital gain or loss upon the sale, redemption (including a repurchase by us for cash pursuant to the repurchase right) or other taxable disposition of the notes or common stock in an amount equal to the difference between

•

the U.S. holder’s adjusted tax basis in the notes or common stock (as the case may be); and

•

the amount of cash and fair market value of any property received from such disposition (other than amounts attributable to accrued interest on the notes, which will be treated as interest for federal income tax purposes).

A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder. (For a discussion of the U.S. holder’s basis in shares of our common stock received upon conversion of a note, see “— Conversion or Repurchase for Common Stock”).

Gain or loss from the taxable disposition of the notes or common stock generally will be long-term capital gain or loss if the notes and/or shares of common stock were held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

Adjustment of Conversion Price

The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations promulgated thereunder, certain adjustments to the conversion price of the notes that increase the proportionate interest of a U.S. holder in our assets or earnings and profits may result in a taxable constructive distribution to such holders of the notes, whether or not such holders ever convert the notes. Such constructive distribution will be taxed in the same manner as an actual distribution as described under “— Dividends on Common Stock” above. Generally, a U.S. holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is a failure to make an adjustment to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of such holders generally will be treated as a constructive distribution to such U.S. holders, taxable as described above. As a result, U.S. holders of notes or common stock could have taxable income as a result of an event pursuant to which they receive no cash or property.

Backup Withholding and Information Reporting

We or our designated paying agent will, where required, report to U.S. holders of notes or common stock and the IRS the amount of any interest paid on the notes or dividends paid with respect to the common stock (or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments.

Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a U.S. holder of notes or our common stock acquired upon the conversion of a note may be subject to backup withholding at the rate provided in Code section 3406(a)(1), which is currently 28 percent, with respect to dividends or interest paid on, or the proceeds of a sale, exchange or redemption of, the notes or common stock, unless

•

such U.S. holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact; or

•

provides correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in July 2003.  The notes were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act.  The notes and the shares of our common stock issuable upon conversion of the notes that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.  The following table sets forth certain information known to us as of the date of this prospectus concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of our  common stock issuable upon conversion of the notes that may be offered from time to time pursuant to this prospectus.

The number of shares of our  common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of $14.25 shares of  common stock per $1,000 principal amount of notes.  This conversion rate is subject to certain adjustments.  Accordingly, the shares of  common stock issuable upon conversion of the notes may increase or decrease from time to time.  Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes.  Cash will be paid in lieu of fractional shares, if any. As of June 30, 2003, we had 16,696,476 shares of our common stock outstanding.

Name	Principal Amount At Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold
Boilermakers Blacksmith Pension Trust	$ 1,775,000	1.78%	124,561
Delaware PERS	2,000,000	2.00%	140,350
Froley Revy Investment Convertible Security Fund	205,000	*	14,385
ICI American Holdings Trust	455,000	*	31,929
Nuveen Preferred and Convertible Income Fund JPC	8,275,000	8.28%	580,701
Nuveen Preferred and Convertible Income Fund JQC	6,000,000	6.00%	421,052
Pioneer High Yield Fund	33,000,000	33.00%	2,315,789
Privelege Portfolio SICAV	7,000,000	7.00%	491,228
Prudential Insurance Co of America	100,000	*	7,017
State of Oregon/Equity	6,325,000	6.33%	443,859
Syngenta AG	340,000	*	23,859
Zeneca Holdings Trust	500,000	*	35,087
Total	$65,975,000	65.98%	4,629,817

____________

*

Less than 1%

**

Based on total notes in the principal amount of $130,000,000 outstanding, of which $65,975,000 principal amount are registered hereunder.

None of the selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years.

The preceding table has been prepared based upon the information known to us as of the date of this prospectus.  Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.  We cannot give an estimate as to the amount of the notes or  common stock issuable upon conversion of the notes that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes or shares of  common stock issuable upon conversion of the notes pursuant to the offering contemplated by this prospectus.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and our common stock into which the notes are convertible directly to purchasers or through underwriters, brokers-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or our common stock may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether the options are listed on an options exchange or otherwise; or

•

through the settlement of short sales.

In connection with the sale of the notes and common stock issuable upon conversion of the notes, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock in the course of hedging the positions they assume. The selling securityholders also may sell the notes or common stock issuable upon conversion of the notes, short and deliver these securities to close out their short positions, or loan or pledge the notes or common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from the sales by selling securityholders.

Our common stock is traded on the New York Stock Exchange under the symbol “MMR.”  The notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934 and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than under this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

To the extent required, the specific notes or shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and our common stock, including liabilities under the Securities Act of 1933.

We have agreed to pay substantially all of the expenses of registering the notes and common stock under the Securities Act of 1933 and of compliance with blue sky laws, including registration and filing fees, printing and duplicating expenses, legal fees of our counsel, fees for one legal counsel retained by the selling securityholders and fees of the trustee under the indenture pursuant to which we originally issued the notes and of the registrar and transfer agent of our common stock. If the notes or the common stock into which the notes may be converted are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement effective until, and therefore this offering will terminate on, the earlier of: (1) the date on which all securities offered under this prospectus have been sold pursuant to this prospectus, and (2) the date on which all outstanding securities held by non-affiliates of ours may be resold without registration under the Securities Act of 1933 pursuant to Rule 144(k) under the Securities Act of 1933.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

INDEPENDENT AUDITORS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001 included in our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto contained in our annual report on Form 10-K for the year ended December 31, 2002, and are incorporated by reference in this prospectus on the authority of Arthur Andersen LLP as experts in giving that report.  Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act.  Because Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

In July 2002, our board of directors, at the recommendation of our audit committee, approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for fiscal year 2002.  Ernst & Young replaced Arthur Andersen LLP, which served as our and our predecessor’s independent auditors since 1994.  The decision to change auditors was not the result of any disagreement between Arthur Andersen and us on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure.

RESERVES

The information regarding our oil and gas reserves as of December 31, 2002 that is either included in this prospectus or incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 has been reviewed and verified by Ryder Scott Company, L.P.  This reserve information has been included in this prospectus and incorporated by reference herein on reliance upon the authority of Ryder Scott Company, L.P. as experts in natural gas and oil reserve determination.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s Internet address is http://www.sec.gov.

This prospectus provides you with a general description of the notes and common stock being registered.  This prospectus is part of a registration statement that we have filed with the SEC.  To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

Rather than include in this prospectus certain information that has been included in reports filed with the SEC, we are incorporating this information by reference, which means that we can disclose important information to you by referring to those publicly filed documents containing the information. The information that we incorporate by reference is considered to be part of this prospectus and future information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus. We incorporate by reference the documents that we have filed with the SEC and that we list below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities offered under this prospectus are sold; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed March 27, 2003);

•

Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2003 (filed May 13, 2003) and June 30, 2003 (filed August 14, 2003);

•

Current Reports on Form 8-K dated January 22, 2003 (filed January 24, 2003), February 26, 2003 (filed February 26, 2003), March 13, 2003 (filed March 14, 2003), March 28, 2003 (filed March 28, 2003), April 22, 2003 (filed April 23, 2003), April 22, 2003 (filed April 24, 2003), June 23, 2003 (filed June 23, 2003), June 23, 2003 (file June 27, 2003), July 2, 2003 (filed July 2, 2003), July 7, 2003 (filed July 7, 2003), and July 22, 2003 (filed July 23, 2003); and

•

Our Definitive Proxy Statement, dated March 27, 2003, with respect to our 2003 Annual Meeting of Stockholders held on May 1, 2003.

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless we specifically incorporate them by reference into the filing). You may request copies by writing or telephoning us at:

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

(504) 582-4000

You should rely only on information that we incorporate by reference or provide in this prospectus. We have not authorized anyone else to provide you with different information.

$130,000,000

McMoRan Exploration Co.

6% Convertible Senior Notes due 2008 and the

Common Stock Issuable Upon Conversion of the

6% Convertible Senior Notes due 2008

Prospectus

September ___, 2003

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated fees and expenses payable by us in connection with the offering described in this registration statement are as follows:

SEC Registration Fee	$10,517
Printing Costs	10,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	50,000
Trustee Fees and Expenses	10,000
Miscellaneous	19,483
Total	$150,000

Item 15.  Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent. Article VIII of our certificate of incorporation provides that our company shall indemnify any person who is or was a director, officer, employee or agent of our company, to the fullest extent authorized by law. In addition, Section 9 of our bylaws provides that we shall defend and indemnify each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent if:

•

the director, officer, agent or employee is successful in defending the claim on its merits or otherwise; or

•

the director, officer, agent or employee meets the standard of conduct described in Section 9 of our bylaws.

However, the director, officer, agent or employee of our company will not be entitled to indemnification if:

•

the claim is one brought by the director, officer, agent or employee against our company; or

•

the claim is one brought by the director, officer, agent or employee as a derivative action by our company or in the right of our company, and the action is not approved by our board of directors.

The rights conferred by Article VIII of our certificate of incorporation and Section 9 of our bylaws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

Article VIII of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

We have an insurance policy insuring our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

Exhibit

Number

Description

2.1

Agreement and Plan of Mergers dated as of August 1, 1998. (Incorporated by reference to Annex A to MMR’s Registration Statement on Form S-4 (Registration No. 333-61171) filed with the SEC on October 6, 1998 (the MMR S-4)).

4.1	Form of Certificate of MMR Common Stock (Incorporated by reference to Exhibit 4.1 of the MMR S-4).
4.2	Rights Agreement dated as of November 13, 1998. (Incorporated by reference to Exhibit 4.2 to MMR’s 1998 Annual Report on Form 10-K (the MMR 1998 Form 10-K)).
4.3	Amendment to Rights Agreement dated December 28, 1998. (Incorporated by reference to Exhibit 4.3 to the MMR 1998 Form 10-K).
4.4

Standstill Agreement dated August 5, 1999 between McMoRan and Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc, J.Taylor Crandall, Susan C. Bruce, Keystone, Inc., Robert M. Bass, the Anne T. and Robert M. Bass Foundation, Anne T. Bass and The Robert Bruce Management Company, Inc. Defined Benefit Pension Trust. (Incorporated by reference to Exhibit 4.4 to MMR’s Quarterly Report on Form 10-Q for the quarter ended  September 30, 1999 (the MMR Third Quarter 1999 Form 10-Q)).

4.5

Warrant to Purchase Shares of Common Stock of McMoRan Exploration Co. dated December 16, 2002 (incorporated by reference to Exhibit 4.7 to MMR’s 2002 Annual Report on Form 10-K (the MMR 2002 Form 10-K)).

4.6	Registration Rights Agreement dated December 16, 2002 between McMoRan Exploration Co. and K1 USA Energy Production Corporation. (Incorporated by reference to Exhibit 4.8 to the MMR 2002 Form 10-K).
4.7

Indenture dated as of July 2, 2003 from MMR to The Bank of New York, as Trustee, with respect to the 6% Convertible Senior Notes due 2008. (Incorporated by reference to Exhibit 4.9 to MMR’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (the MMR Second Quarter 2003 Form 10-Q)).

4.8

Registration Rights Agreement dated July 2, 2003 by and between McMoRan, as issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company Inc., as initial purchasers. (Incorporated by reference to Exhibit 4.10 to the MMR Second Quarter 2003 Form 10-Q).

4.9

Collateral Pledge and Security Agreement dated as of July 2, 2003 by and among McMoRan, as pledger, The Bank of New York, as trustee, and the Bank of New York, as collateral agent. (Incorporated by reference to Exhibit 4.11 to the MMR Second Quarter 2003 Form 10-Q).

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. concerning the validity of the 6% Convertible Senior Notes due 2008.
12.1	Computation of Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit 12.1 to the MMR 2002 Form 10-K).
12.2	MMR Computation of Pro Forma Ratio of Earnings to Fixed Charges.
15.1	Letter from Ernst & Young LLP regarding unaudited interim financial statements
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ryder Scott Company, L.P.
23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).
24.1	Powers of Attorney pursuant to which this registration statement has been signed on behalf of certain officers and directors of MMR.
24.2	Certified Resolution of the Board of Directors of MMR authorizing this registration statement to be singed on behalf of any offer or director pursuant to a power of attorney.
25.1	Statement of eligibility of Trustee.

Item 17.  Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value would not exceed that which was registered) any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)

that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, McMoRan Exploration Co. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Orleans, Louisiana, on August 29, 2003.

McMoRan Exploration Co.

By:

/s/ Richard C. Adkerson

Richard C. Adkerson

Co-Chairman of the Board, President and

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 29, 2003.

Signature

Title

*

Co-Chairman of the Board

James R. Moffett

/s/ Richard C. Adkerson

Co-Chairman of the Board, President and

Richard C. Adkerson

Chief Executive Officer

(Principal Executive Officer)

*

Vice Chairman of the Board

B. M. Rankin, Jr.

*

Vice Chairman of the Board and Executive Vice President

C. Howard Murrish

*

Executive Vice President and Director

Glenn A. Kleinert

*

Senior Vice President, Chief Financial Officer and               Secretary

Nancy D. Parmelee

(Principal Financial Officer)

*

Vice President and Controller - Financial Reporting

C. Donald Whitmire, Jr.

(Principal Accounting Officer)

*

Director

Morrison C. Bethea

*

Director

Robert A. Day

*

Director

Gerald J. Ford

*

Director

H. Devon Graham, Jr.

*

Director

Gabrielle K. McDonald

*

Director

J. Taylor Wharton

By:

/s/ Richard C. Adkerson

Richard C. Adkerson

Attorney-in-Fact

S-1

EXHIBIT INDEX

Exhibit

Number

Description

2.1

Agreement and Plan of Mergers dated as of August 1, 1998. (Incorporated by reference to Annex A to MMR’s Registration Statement on Form S-4 (Registration No. 333-61171) filed with the SEC on October 6, 1998 (the MMR S-4)).

4.1	Form of Certificate of MMR Common Stock (Incorporated by reference to Exhibit 4.1 of the MMR S-4).
4.2	Rights Agreement dated as of November 13, 1998. (Incorporated by reference to Exhibit 4.2 to MMR’s 1998 Annual Report on Form 10-K (the MMR 1998 Form 10-K)).
4.3	Amendment to Rights Agreement dated December 28, 1998. (Incorporated by reference to Exhibit 4.3 to the MMR 1998 Form 10-K).
4.4

Standstill Agreement dated August 5, 1999 between McMoRan and Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc, J. Taylor Crandall, Susan C. Bruce, Keystone, Inc., Robert M. Bass, the Anne T. and Robert M. Bass Foundation, Anne T. Bass and The Robert Bruce Management Company, Inc. Defined Benefit Pension Trust. (Incorporated by reference to Exhibit 4.4 to MMR’s Quarterly Report on Form 10-Q for the quarter ended  September 30, 1999 (the MMR Third Quarter 1999 Form 10-Q)).

4.5

Warrant to Purchase Shares of Common Stock of McMoRan Exploration Co. dated December 16, 2002 (incorporated by reference to Exhibit 4.7 to MMR’s 2002 Annual Report on Form 10-K (the MMR 2002 Form 10-K).

4.6	Registration Rights Agreement dated December 16, 2002 between McMoRan Exploration Co. and K1 USA Energy Production Corporation. (Incorporated by reference to Exhibit 4.8 to the MMR 2002 Form 10-K).
4.7

Indenture dated as of July 2, 2003 from MMR to The Bank of New York, as Trustee, with respect to the 6% Convertible Senior Notes due 2008. (Incorporated by reference to Exhibit 4.9 to MMR’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (the MMR Second Quarter 2003 Form 10-Q)).

4.8

Registration Rights Agreement dated July 2, 2003 by and between McMoRan, as issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company Inc., as initial purchasers. (Incorporated by reference to Exhibit 4.10 to the MMR Second Quarter 2003 Form 10-Q).

4.9

Collateral Pledge and Security Agreement dated as of July 2, 2003 by and among McMoRan, as pledger, The Bank of New York, as trustee, and the Bank of New York, as collateral agent. (Incorporated by reference to Exhibit 4.11 to the MMR Second Quarter 2003 Form 10-Q).

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. concerning the validity of the 6% Convertible Senior Notes due 2008.
12.1	Computation of Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit 12.1 to the MMR 2002 Form 10-K).
12.2	MMR Computation of Pro Forma Ratio of Earnings to Fixed Charges.
15.1	Letter from Ernst & Young LLP regarding unaudited interim financial statements
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ryder Scott Company, L.P.
23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).
24.1	Powers of Attorney pursuant to which this registration statement has been signed on behalf of certain officers and directors of MMR.
24.2	Certified Resolution of the Board of Directors of MMR authorizing this registration statement to be signed on behalf of any offer or director pursuant to a power of attorney.
25.1	Statement of eligibility of Trustee.

E-1